SYMBOLLON CORPORATION
                                     [LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD ON
                                  MAY 20, 1998

TO THE STOCKHOLDERS OF SYMBOLLON CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Symbollon Corporation, a Delaware corporation (the "Company"), will be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 20, 1998 at 10:00 a.m., local time, for the following purposes:

         1.  To consider and vote upon the election of five directors;

         2. To ratify the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company;

         3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The close of business on April 1, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A complete list of those stockholders will be open to examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the executive offices of the Company, 37 Loring Drive, Framingham, Massachusetts 01702-8768, for a period of 10 days prior to the meeting. The stock transfer books of the Company will not be closed.

         All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are kindly requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                     By the order of the Board of Directors,

                                PAUL C. DESJOURDY
                               Assistant Secretary



Dated: April 8, 1998

                              SYMBOLLON CORPORATION

                                 37 LORING DRIVE
                            FRAMINGHAM, MA 01702-8768
                                 (508) 620-7676

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Symbollon Corporation (the "Company") for the Annual Meeting of Stockholders to be held at the Company's executive offices, located at 37 Loring Drive, Framingham, Massachusetts 01702-8768, on May 20, 1998 at 10:00 a.m., local time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Assistant Secretary of the Company, at the above stated address. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the following actions described in this Proxy Statement: for the election of the nominees set forth under the caption "Election of Directors," and for the ratification of the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company.

         The approximate date on which the Company intends to mail or otherwise deliver this Proxy Statement and the accompanying form of proxy to the Company's stockholders is April 9, 1998.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                                     VOTING

         Only holders of shares of the Company's Class B Common Stock, $.001 par value per share (the "Class B Common Stock"), and Class A Common Stock, $.001 par value per share (the "Class A Common Stock", the shares of Class A Common Stock and Class B Common Stock are sometimes collectively referred to herein as the "Shares"), of record as at the close of business on April 1, 1998, are entitled to vote at the meeting. On the record date there were issued and outstanding 15,738 shares of Class B Common and 3,182,953 shares of Class A Common Stock. Each outstanding share of Class B Common Stock is entitled to five votes, and each outstanding share of Class A Common Stock is entitled to one vote, upon all matters to be acted upon at the meeting. A majority in interest of the outstanding Shares, represented at the meeting in person or by proxy, shall constitute a quorum. The affirmative vote of a plurality of the votes cast is necessary to elect the nominees as directors. The affirmative vote of a majority of the votes cast is necessary to ratify the appointment of Richard A. Eisner & Company, LLP as the independent auditors of the Company. Abstentions and broker non-votes are included in the determination of the number of Shares present at the meeting for quorum purposes, and abstentions but not broker non-votes are counted in the tabulation of the votes cast on proposals presented to stockholders.

         The stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person appointed by the Board of Directors before the meeting to serve as the inspector of election at the meeting and who has executed and verified an oath of office. The cost of this solicitation will be borne by the Company.

                               BOARD OF DIRECTORS

Election of Directors

         At the meeting, five directors will be elected by the stockholders to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages of the five nominees for election to the Board of Directors, their respective principal occupations or employments during the past five years and the period during which each has served as a director of the Company.

Jack H. Kessler, Ph.D., 47

         Jack H. Kessler, Ph.D., is the founder of the Company and has served as Executive Vice-President, Chief Scientific Officer, Secretary, and a director since the Company's move to Massachusetts in May 1991, and as Chairman of the Board of Directors since May 1996. Prior to that time, and since the Company was initially formed in Illinois in 1986, Dr. Kessler was the Company's sole stockholder and served as its sole officer and director. From January 1990 until May 1991, he served as principal systems engineer for Kollsman Manufacturing Company, a diagnostic instrument design and manufacturing company.

James C. Richards, Ph.D., 50

         James C. Richards, Ph.D., served as President and Chief Executive Officer of the Company from May 1991 to September 1995, as Treasurer from May 1991 to May 1994, and as a director since May 1991. Since October 1995, Dr. Richards has been President, Chief Executive Officer and a director of IntelliGene Corporation, a privately held company specializing in DNA probe technologies. From November 1990 to May 1991, he served as Managing Director and principal stockholder of Carlton Bio Venture Partners, a consulting firm specializing in financing and acquisition of healthcare, medical products and biotechnology companies. From 1986 to November 1990, Dr. Richards served as director of business planning and development for Gene-Trak Systems, a joint venture originally between AMOCO Corporation and Integrated Genetics, Inc., engaged in developing diagnostic test devices using DNA probes for the healthcare and food industries.

Paul C. Desjourdy, 36

         Paul C. Desjourdy has served as Executive Vice President and Chief Financial Officer since July 1, 1996, as Vice-President - Finance and Administration and Chief Financial Officer of the Company from September 20, 1993 to June 30, 1996, as Treasurer since May 1994, and as a director since August 1996. From September 1989 to September 1993, Mr. Desjourdy, a certified public accountant, was an attorney at the law firm of Choate Hall & Stewart.

Richard F. Maradie, 50

         Richard F. Maradie has served as a director of the Company since April 1998. Since March 1997, Mr. Maradie has been President, Chief Executive Officer and a director of Novavax, Inc., a public biopharmaceutical company developing topical and oral drug delivery technologies. From July 1994 to March 1997, he served as President, Chief Executive Officer and a director of Protyde Pharmaceuticals, Inc., a private biopharmaceutical company developing products for the diagnosis and treatment of cancer. From 1991 to 1994, Mr. Maradie served as Executive Vice President and Chief Operating Officer of Platelet Research Products, Inc., a private biopharmaceutical company developing therapeutic products derived from blood platelets. From 1988 to 1991, he served as President, Chief Operating Officer and a director of VimRx Pharmaceuticals, Inc., a public pharmaceutical company developing therapeutics based on natural products. From 1987 to 1988, he served as Executive Vice President and Chief Operating Officer of Creative Biomolecules, Inc. From 1983 to 1987, Mr. Maradie served as Senior Director of Cetus Corporation and General Manager and Chairman of the Board of Managers of Cetus/BenVenue Oncology Therapeutics.

Eugene Lieberstein, 59

         Eugene Lieberstein has served as a director of the Company since April 1998. Since June 1993, Mr. Lieberstein has been a partner at the law firm of Wyatt, Gerber, Meller and O'Rourke specializing in patent procurement and litigation. From 1970 to 1993, he served as Patent Counsel for Union Carbide Corporation.

General Information Concerning the Board of Directors and its Committees

         All directors of the Company are elected by the stockholders, or in the case of a vacancy, by the directors then in office, to hold office until the next annual meeting of stockholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.

         The Board of Directors of the Company met four times and acted by unanimous written consent one time in the fiscal year ended December 31, 1997. The Delaware General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors annually elects from its members the Executive Committee, Audit Committee, and Compensation Committee. The Company does not have a Nominating Committee. During the last fiscal year each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which each director serves.

         Executive Committee. The Executive Committee exercises all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law. During fiscal 1997, the Executive Committee was comprised of two directors, Directors Kessler and Paley. The Executive Committee did not meet during fiscal 1997.

         Audit Committee. The Audit Committee reviews the engagement of the independent auditors and their independence. The Audit Committee also reviews the audit and non-audit fees of the independent auditors, the adequacy of the Company's internal control procedures and financial reports to be filed with the Securities and Exchange Commission. During fiscal 1997, the Audit Committee was composed of two non-employee directors, Directors Paley and Mason. The Audit Committee met four times during fiscal 1997.

         Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors remuneration arrangements and compensation plans for the Company's executives. The Compensation Committee also authorizes stock option grants, administers the 1993 Stock Option Plan and proposes other stock option plans. During fiscal 1997, the Committee was composed of two non-employee directors, Directors Mason and Paley. The Compensation Committee met once during fiscal 1997.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's voting stock as of April 1, 1998 for (i) each of the Company's directors, (ii) each of the Named Executive Officers,
(iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially 5% or more of the outstanding shares of any class of its voting stock:



                                            Shares of                         Percentage       Percentage
                                            Class A                            of Total         of Total
Name and Address of                         Beneficially      Percent of        Voting           Voting
Beneficial Owner (1)                        Owned (2)(3)      Class (3)       Securities (3)    Power (4)
---------------------                       ------------      ---------       --------------    ---------

Dr. Jack H. Kessler (5)(6)                  494,002           15.3%             15.3%            15.0%

Anthony J. Cantone (7)                      377,778           11.9%             11.8%            11.6%

Dr. James C. Richards (5)(8)                361,943           11.4%             11.3%            11.1%

Irwin M. Rosenthal (9)                      277,372            8.7%              8.7%             8.5%

Magar, Inc. (9)                             277,372            8.7%              8.7%             8.5%

Dr. Herbert Moskowitz (9)                   277,372            8.7%              8.7%             8.5%

Martin D. Fife (9)                          277,372            8.7%              8.7%             8.5%

Bausch & Lomb Pharmaceuticals, Inc. (10)    266,667            8.4%              8.3%             8.2%

Paul C. Desjourdy (11)                      132,866            4.1%              4.0%             4.0%

Richard F. Maradie (5)                            0               *                 *                 *

Eugene Leiberstein (5)                            0               *                 *                 *

All Executive Officers
and Directors as a Group (5 persons) (12)   988,811           29.9%             29.7%            29.2%
----------------------------

*        Less than 1% of the Class A Common Stock outstanding.
(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.
(2) "Class A" refers to the Class A Common Stock. Does not include information regarding the 15,738 shares of Class B Common Stock (currently convertible into 15,738 shares of Class A Common Stock) outstanding which are held by three non-affiliate owners. Includes 627,199 shares of Class A Common Stock which are subject to transfer to the Company for no consideration upon the failure to occur by certain dates of certain conditions. So long as such shares are subject to such conditions, the holder may vote but not dispose of such shares. Such shares are treated as outstanding in the table.
(3) Based upon 3,182,953 of Class A Common Stock and 15,738 of Class B Common Stock outstanding but also reflecting as outstanding, with respect to the relevant beneficial owner, the shares which that beneficial owner could acquire upon exercise of options exercisable within 60 days.
(4) The Class B Common Stock is entitled to five votes per share, whereas the Class A Common Stock is entitled to one vote per share.
(5) The address of Directors Kessler, Richards, Desjourdy, Maradie and Lieberstein is c/o Symbollon Corporation, 37 Loring Drive, Framingham, MA 01702.
(6) Includes 1,100 shares owned by his minor child and currently exercisable options to purchase 36,000 shares of Class A Common Stock.
(7) The address of Mr. Cantone is c/o Cantone Research, Inc., 1030 Broad Street, Shrewsbury, New Jersey 07702.

(8) Includes currently exercisable options to purchase 3,750 shares of Class A Common Stock.
(9) Dr. Moskowitz and Messrs. Rosenthal and Fife are each officers, directors and principal stockholders of Magar. These individuals may be considered to beneficially own, and to have shared investment and voting power with respect to, all shares of Class A Common Stock owned by Magar. Information relating to shares owned by each of these individuals assumes that each beneficially owns all shares of Class A Common Stock owned of record by Magar. The address of each of these individuals is c/o Magar, 30 Rockefeller Plaza, New York, NY 10112.
(10) The address of Bausch & Lomb Pharmaceuticals, Inc. is 8500 Hidden River Parkway, Tampa, Florida 33637. With certain exceptions, the voting power over these securities is controlled under agreement by the Board of Directors of Symbollon.
(11) Includes currently exercisable options to purchase 89,666 shares of Class A Common Stock.
(12) Includes currently exercisable options to purchase 129,416 shares of Class A Common Stock.

                             EXECUTIVE COMPENSATION

         The following tables set forth certain information relating to compensation paid by the Company for each of the Company's last three completed fiscal years to its executive officers whose annual compensation exceeded
$100,000 for the last completed fiscal year (the "Named Executive Officers"). Only those columns which call for information applicable to the Company or the Named Executive Officers for the periods indicated have been included in such tables.

                          Summary of Compensation Table

                                                          Annual                    Long Term
                                                       Compensation                Compensation
                                                          Salary                Securities Underlying        All Other
Name and Principal Position                 Year            ($)                    Options/SARs (#)       Compensation ($)(1)
---------------------------                 ----     --------------------       ----------------------    -------------------
Jack H. Kessler                             1997        $150,000                  70,281                    $    624
 Executive Vice President, Chief            1996        $150,000                  96,000                    $    624
 Scientific Officer and Secretary           1995        $124,800                                            $  1,887

Paul C. Desjourdy                           1997        $130,000                  70,281                    $    264
 Executive Vice President, Chief            1996        $130,000                 136,333                    $    264
 Financial Officer and Treasurer            1995        $112,400                                            $  1,564
--------------------------------

(1) For 1997 and 1996 includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr.
         Kessler: $624 and Mr. Desjourdy: $264. For 1995 includes premiums paid on term life insurance on behalf of the Named Executive Officers in the following amounts: Dr. Kessler: $444 and Mr. Desjourdy: $264; and the Company contributions to the 401(k) accounts of the Named Executive Officers in the following amounts: Dr. Kessler: $1,443 and Mr.
         Desjourdy: $1,300.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information with respect to options granted during the last fiscal year to the Named Executive Officers of the Company.

                                Individual Grants

                           Number of                 % of Total
                           Securities                Options/SAR
                           Underlying                Granted to                 Exercise
                           Options/SAR's             Employees in               or Base
         Name              Granted(#)                Fiscal Year                Price ($/Sh)     Expiration Date
------------------         -------------             -------------              ------------     -----------------

Jack H. Kessler              11,281 (1)                7.1%                      $1.05            December 31, 2007
                             59,000 (2)               37.3%                      $1.50            December 31, 2007

Paul C. Desjourdy            11,281 (1)                7.1%                      $1.05            December 31, 2007
                             59,000 (2)               37.3%                      $1.50            December 31, 2007
---------------------------

(1) These options vest one-third on December 31, 1998; December 31, 1999; and December 31, 2000, respectively. (2) These options vest on December 31, 1997 and become exercisable on December 31, 1998.

Aggregated Fiscal Year-End Option Values

         The following table set forth certain information with respect to the number of unexercised stock options held by each Named Executive Officer on December 31, 1997, and the value of the unexercised in-the-money options at that date.

                    Aggregated Fiscal Year-End Option Values

                                                                                  Value of Unexercised
                                          Number of Securities                        In-The-Money
                                         Underlying Unexercised                    Options at Fiscal
                                       Options at Fiscal Year-End                   Year-End ($) (1)
                                     ---------------------------------          -----------------------------
         Name                       (#)Exercisable    (#)Unexercisable          Exercisable     Unexercisable
-------------------                 --------------    ----------------          -----------     -------------

Jack H. Kessler                        36,000            130,281                   $ 0               $ 0
Paul C. Desjourdy                      89,666            116,948                   $ 0               $ 0
------------------

(1) The value of unexercised in-the-money options at December 31, 1997, was determined by multiplying the difference between the fair market value (the closing sales price) of the Company's Class A Common Stock at the close of business on December 31, 1997 ($0.938 per share) and the option exercise price, by the number of options outstanding at that date. The values have not been realized and may not be realized. The options have not been exercised and may never be exercised. In the event the options are exercised, their value will depend upon the fair market value of the underlying Class A Common Stock on the date of exercise.

Director Compensation

         Each of the Company's non-employee directors will be paid $1,000 for each board or committee meeting. In addition, each non-employee director is entitled to receive on January 1st of each year an option (the "Annual Options") to purchase 2,500 shares of Class A Common Stock at the then fair market value. The Annual Options may only be exercised with respect to vested shares. One-half of the shares subject to such options vest on the first anniversary of the date of grant and the balance vest on the second anniversary of the date of grant. All directors will be reimbursed for ordinary and necessary travel expenses incurred in attendance at each board or committee meeting.

Employment Agreements

         On December 23, 1995, the Company entered into a new employment agreement with Dr. Jack H. Kessler, its Executive Vice-President and Chief Scientific Officer and a director and principal stockholder. On July 1, 1996, the Company entered into a new employment agreement with Mr. Paul C. Desjourdy, its Executive Vice-President and Chief Financial Officer and a director. Both agreements expire in December 2000. In 1998, Dr. Kessler and Mr. Desjourdy will receive salaries of $160,000 and $145,000, respectively, per annum. The employment agreements provide for inflationary salary adjustments, and such compensation may be incrementally increased and bonuses may be given upon the approval of the Company's Board of Directors. Both Executive Officers have agreed to devote their full time and best efforts to fulfill their duties and responsibilities to the Company. They will be entitled to participate in employee benefit plans.

         The Company has the right to terminate the agreements for Cause (as defined therein) or as a result of the Executive Officers' death or Permanent Disability (as defined therein). The Executive Officers have the right to terminate their agreements on account of their Constructive Discharge (as defined therein). Except in the case of termination for Cause, upon early termination of their agreements, the Executive Officers shall be entitled to receive their salaries plus fringe benefits for a period of 18 months from the date of termination and any bonuses prorated through the date of termination.

         Both Executive Officers have agreed not to disclose to anyone confidential information of the Company during the term of their employment or thereafter and will not compete with the Company utilizing the Company's proprietary information, know-how or trade secrets during the term of their employment or thereafter. All work, research and results thereof, including, without limitation, inventions, processes or formulae made, conceived or developed by the Executive Officers during the term of employment which are related to the business, research, and development work or field of operation of the Company shall be the property of the Company.

         Dr. Kessler is a principal stockholder, officer and director of a company which has rights to use technology that he developed pertaining to contact lens disinfection. This technology, which is similar to the Company's technology, is not expected to be assigned to the Company. As a result, use of the Company's technology in the area of contact lens disinfection may require the prior consent of such other company or the then owner of such rights.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's directors, officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors, officers and greater than ten percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely upon a review of the copies of the forms furnished to the Company and written representations from the Company's directors and officers, the Company believes that during 1997 all filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied, except that Dr. Kessler and Mr. Cantone inadvertently filed a Form 4 Statement of Changes in Beneficial Ownership for the month of May 1997, reflecting the termination of options to acquire the Company's Class A Common Stock, after the applicable filing period.

                              CERTAIN TRANSACTIONS

         From November 1987 through July 1990, Dr. Kessler loaned the Company an aggregate of $51,495 at varying rates of interest, of which approximately $4,000 had been repaid. In May 1991, these loans were consolidated and the Company issued Dr. Kessler a new promissory note in the amount of $47,549, payable on demand at an annual interest rate of 7%. In August 1996, the Company repaid the outstanding balance of the note, plus accrued interest in part by issuing 44,444 shares of the Company's Series A Preferred Stock, $.001 par value, to Dr. Kessler as part of a private placement of such Series A Preferred Stock at a price of $1.125 per share. In May 1997, pursuant to registration of such shares by the Company, Dr. Kessler converted all of his Series A Preferred Stock into an equal number of shares of the Company's Class A Common Stock.

         During August 1996 the Company issued 400,000 shares of Series A Preferred Stock to Mr. Anthony Cantone at a purchase price of $1.125 per share as part of a private placement. In May 1997, pursuant to registration of such shares by the Company, Mr. Cantone converted all of his Series A Preferred Stock into an equal number of shares of the Company's Class A Common Stock.

         In August 1997, the Company entered into a collaboration and sale/license agreement with Bausch & Lomb Pharmaceuticals, Inc. Under the Collaboration and Sale/License Agreement, the parties intend to develop ophthalmic products based on Symbollon's proprietary enzyme-based iodine technology. Bausch & Lomb obtained exclusive marketing rights in the United
States  and  Canada  for  ophthalmic   products  that  are  developed  based  on
Symbollon's iodine technology. The agreement also provides Bausch & Lomb with options to broaden its exclusive marketing rights to include the rest of the world, and to include otic (ear) products. So long as the agreement is in effect, Bausch & Lomb will make a series of milestone payments to Symbollon based on the passage of time or the occurrence of certain events, plus royalty payments on product sales and reimbursement of Symbollon's development efforts under the agreement.

         In conjunction with the Collaboration and Sale/License Agreement, the parties entered into a stock purchase agreement pursuant to which Bausch & Lomb purchased 266,667 shares of Class A Common Stock for $500,000. Bausch & Lomb has agreed to purchase an additional $350,000 of shares of Class A Common Stock on the first anniversary of the agreement so long as the Collaboration and Sale/License Agreement has not been terminated prior to that date. Pursuant to the Stock Purchase Agreement, the shares purchased by Bausch & Lomb are subject to certain voting and transfer restrictions and may be redeemed at cost at the option of either the Company or the purchaser. Subject to certain exceptions, Bausch & Lomb has agreed to vote its shares of Class A Common Stock in accordance with the recommendations of Symbollon's Board of Directors. Bausch & Lomb may offset certain portions of the future milestone payments due to Symbollon pursuant to the Collaboration and Sale/License Agreement by requiring at cost redemption of the shares purchased pursuant to the Stock Purchase Agreement. Under certain circumstances, if the Collaboration and Sale/License Agreement is terminated prior to Symbollon's receipt of the required milestone payments, then Bausch & Lomb has agreed to transfer to Symbollon for no consideration up to $500,000 worth (valued at their original purchase price) of the shares. Additionally, if the Collaboration and Sale/License Agreement is terminated by Bausch & Lomb prior to its fourth anniversary, Bausch & Lomb may require the Company to repurchase up to $350,000 worth (valued at their original purchase price) of the shares annually through the seventh anniversary of the Stock Purchase Agreement in an amount equal to 25% of the Company's positive cash flows from operating activities.

For information concerning employment agreements and option agreements with the Company's officers, see "Executive Compensation".

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Management of the Company recommends a vote for the ratification of Richard A. Eisner & Company, LLP as the independent auditors for the Company for 1998.

         Richard  A.  Eisner  &  Company,   LLP  has  served  as  the  Company's
independent accountants. The Company has requested that a representative of Richard A. Eisner & Company, LLP attend the meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of stockholders.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

               STOCKHOLDERS PROPOSALS FOR THE 1999 ANNUAL MEETING

         Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 1999 annual meeting, such proposals must be received by the Company no later than December 8, 1998. Proposals should be directed to the attention of the Assistant Secretary of the Company.

                          ANNUAL REPORT ON FORM 10-KSB

         The Company is furnishing without charge to each person whose proxy is being solicited, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, including the financial statements and schedules thereto, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                       By order of the Board of Directors,


                                PAUL C. DESJOURDY
                               Assistant Secretary


Dated: April 8, 1998